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Exhibit 99.1

Visalia Community Bank
Proxy for Common Stock

        This proxy is solicited on behalf of the Board of Directors for the special meeting of shareholders to be held on                                    , 2013.

        The undersigned hereby appoints                                    and                                     as proxy holders with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all shares of Visalia Community Bank common stock which the undersigned is entitled to vote at the special meeting of shareholders to be held on                                    , 2012 at                         p.m., at Visalia Community Bank's head office, at 120 N. Floral Street, Visalia, California, 93291.

        1.     To approve the principal terms of the Agreement and Plan of Reorganization and Merger dated December 19, 2012 by and among Central Valley Community Bancorp, Central Valley Community Bank and Visalia Community Bank, providing for the merger of Visalia Community Bank with and into Central Valley Community Bank, and the transactions contemplated by the merger agreement.

☐    FOR                   ☐    AGAINST                    ☐    ABSTAIN

        2.     To approve the amendment to the Visalia Community Bank Certificate of Determination creating its Series B Preferred Stock to provide that immediately prior to the effectiveness of any merger, consolidation or other similar business combination, each share of Series B Preferred Stock will be automatically converted into one share of common stock of Visalia Community Bank.

☐    FOR                   ☐    AGAINST                    ☐    ABSTAIN

 Please Sign and Date Below

The Board of Directors recommends a vote "FOR" both of the matters presented to shareholders. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" approval of both matters. If any other business is presented at the special meeting, this proxy confers authority to and shall be voted in the discretion of the proxies named herein.

        (Please date this proxy and sign your name as it appears on your common stock certificates. Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.)

☐    I Do                   ☐    I Do Not                    Expect to Attend the Special Meeting.

(Number of Shares) (Please Print Your Name) (Please Print Your Name) (Date) (Signature of Shareholder) (Signature of Shareholder)

        This proxy may be revoked prior to its exercise by filing with the Corporate Secretary of Visalia Community Bank a duly executed proxy bearing a later date or an instrument revoking this proxy, or by attending the special meeting and voting in person.

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  Exhibit 99.1
Visalia Community Bank Proxy for Common Stock
Please Sign and Date Below